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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                                August 6, 1999
               Date of Report (date of earliest event reported)


                               VIDEO CITY, INC.
            (Exact name of registrant as specified in its charter)


                                   Delaware
                        (State or other jurisdiction of
                        incorporation or organization)


               0-14023                              95-3897052
          (Commission File Number)                (I.R.S. Employer
                                                 Identification No.)


370 Amapola Avenue, Suite 208, Torrance, California         90501
     (Address of principal executive offices)            (Zip Code)

                                (310) 533-3900
             (Registrant's telephone number, including area code)
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Item 5.  Other Events.

     The registrant hereby files the following description of its Common Stock. This description is being filed on Form 8-K under the Securities Exchange Act of 1934 so that it may be incorporated by reference into other filings that the registrant may make, including but not limited to Registration Statements under the Securities Act of 1933 on Forms S-3 and S-8.

                DESCRIPTION OF COMMON STOCK OF VIDEO CITY, INC.

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Until February 1, 2000, our common stockholders are entitled to cumulative voting rights with respect to the election of directors. Beginning February 1, 2000, they will not be entitled to these cumulative voting rights, and, as a result, minority stockholders may not be able to elect directors on the basis of their votes alone. Our common stockholders are entitled to receive ratably any dividends declared by our board of directors out of legally available funds, after payment of any dividends required on our outstanding preferred stock. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and any payments with respect to the preferred stock. Our common stockholders have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to shares of our common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of our outstanding preferred stock, and may be subject to the rights of the holders of any preferred stock we issue in the future.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         VIDEO CITY, INC.


Date:  August 6, 1999                    /s/ Young J. Kim
                                         ----------------
                                         Young J. Kim
                                         Senior Vice President
                                         and General Counsel